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                                                                   EXHIBIT 10.13

                                  AGREEMENT FOR
                         MANAGEMENT CONSULTING SERVICES


      THIS AGREEMENT FOR MANAGEMENT CONSULTING SERVICES (this "Agreement") is made as of the 15th of January 1999 by and between DISCOVERY TOYS, INC., a California corporation (the "Company"), WILLIAM S. WALSH, P. O. Box 1975, 330 South Street, Morristown, New Jersey 07962-1975 ("Mr. Walsh") and MCGUGGAN L.L.C., a New Jersey limited liability company, located at 365 South Street, Morristown, New Jersey 07962 ("McGuggan").

      Mr. Walsh, a manager of McGuggan, will be assigned by McGuggan to render services hereunder to the Company. Mr. Walsh has expertise in various aspects of the fields of general corporate management, corporate finance, business investment, marketing and other matters relevant to the Company. The Company desires to obtain the assistance of Mr. Walsh in those fields noted above in which it acknowledges the expertise of Mr. Walsh.

      McGuggan, Mr. Walsh and the Company have agreed upon the terms and conditions pursuant to which McGuggan will render certain services to the Company and both parties desire to set forth such terms and conditions in writing. In consideration of the foregoing and the consideration hereinafter stated and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

      1. APPOINTMENT. The Company hereby appoints McGuggan and Mr. Walsh to render to the Company the consulting and advisory services described in Section 2 below for a period beginning on the date of this Agreement and ending December 31, 2012 (the "Term"). This Agreement may be extended by mutual agreement of the parties.

      2. SERVICES. During the Term, McGuggan and Mr. Walsh shall render to the Company, upon request, management consulting services ("Management Consulting Services"), consisting of general corporate management, corporate finance, marketing, business investment and such other consulting services as shall be requested by the board of directors or the executive officers of the Company from time to time. The Company acknowledges that McGuggan's and Mr. Walsh's role is that of a consultant and advisor to, and not that of a manager, employee or officer of, the Company and that Mr. Walsh has no duty or obligation to manage the business or affairs of the Company and is not an employee or officer of the Company.

      3. FEES. In consideration of McGuggan's and Mr. Walsh's agreement to perform, and performance of, the Management Consulting Services hereunder, the Company shall pay to McGuggan, in cash, an annual Management Consulting Services fee for each fiscal year of the Company during the Term equal to 0.6% of Gross Revenues (as defined below) of the Company each fiscal year of the Company commencing with the year ended December 31, 2001.

            (a) Prior to the commencement of each fiscal year, the Company shall establish the budgeted Gross Revenues for such fiscal year except that for the year ended

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December 31, 1999, such budgeted Gross Revenues shall be established by March
31, 2000 (the "Target Revenue").

            (b) The Company shall pay to McGuggan 75% and Mr. Walsh 25% of the greater of $75,000 or of 0.6% of the Target Revenue per fiscal quarter, which amount shall be payable in arrears on the tenth business day immediately following the end of each fiscal quarter. A "business day" is any day other than Saturday or Sunday on which banks in New York, New York are not authorized or obligated by law, rule, regulation or executive order to close.

            (c) Within sixty (60) days after the close of each fiscal year, the Company shall determine actual Gross Revenues of the Company for such fiscal year ("Actual Gross Revenue"). If the fee paid to McGuggan and Mr. Walsh pursuant to clause 3(a) for such fiscal year is less than 0.6% of Actual Gross Revenues for such fiscal year, the Company shall pay McGuggan and Mr. Walsh the difference pro rata 75% to McGuggan and 25% to Mr. Walsh.

            (d) For purposes hereof, "Gross Revenues" shall mean the total sales revenues of the Company and its consolidated subsidiaries for each fiscal year during the Term, determined in accordance with generally accepted accounting principles consistently applied, including without limitation sales revenues derived from businesses of subsidiaries or other assets created or acquired after the date hereof.

            (e) The fee payable to McGuggan and Mr. Walsh for Management Consulting Services rendered during the fiscal years ending December 31, 1999 and December 31, 2000 shall be $225,000 to McGuggan and $75,000 to Mr. Walsh. Such amount shall be due and payable in arrears on the tenth business day (as defined above) immediately following December 31 of such year.

      4. REIMBURSEMENT OF EXPENSES. The Company shall promptly reimburse McGuggan and Mr. Walsh as and when requested, for all reasonable out-of-pocket expenses, such as legal fees, copying charges and disbursements for telephone calls and courier services, and for the expenses for any travel done on behalf of the Company incurred by Mr. Walsh, McGuggan or its designees in connection with the rendering by McGuggan and Mr. Walsh of the Management Consulting Services pursuant to this Agreement; provided, however, that prior to any retention of counsel by McGuggan and Mr. Walsh in connection with this Agreement, McGuggan and Mr. Walsh shall request the consent of the Company to retain counsel in such circumstances, which consent shall not be unreasonably withheld.

      5. DEFAULT. In the event that the Company shall fail to pay any of the fees calculated as set forth in Section 3 when and as due, McGuggan and Mr. Walsh shall notify the Company in writing of such failure. If the Company does not cure such failure within five (5) business days after the date such written notice is sent by McGuggan and Mr. Walsh, the Company shall be deemed to be in default hereunder and McGuggan and Mr. Walsh shall be entitled to withhold all services and to receive the full amount of the fees and expenses payable pursuant to Sections 3 and 4 for all Management Consulting Services rendered through such fifth business day without rendering any further services pursuant hereto until such default shall be actually cured.


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      6.    PERMISSIBLE ACTIVITIES. The Company acknowledges that McGuggan and
Mr. Walsh are permitted to engage in any business and to perform services for its or his own account and for others during the Term; provided, that such business and services shall not be in competition with, or on behalf of a person that is in competition with, the Company.

      7. APPLICABLE LAW; ASSIGNMENT. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws and shall inure to the benefit of, and be binding upon McGuggan and Mr. Walsh and the Company and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

      8. ARBITRATION. Any dispute, controversy or claim in connection with, relating to, or arising out of, this Agreement or any breach or alleged breach hereof, shall, upon the request of either party involved, be submitted to and settled by arbitration in the City of Newark, State of New Jersey pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration rules mutually acceptable to the parties involved). Any award rendered pursuant to such arbitration shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction thereof. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, that each party shall pay for and bear the cost of its own experts, evidence and counsel.

      9. NO CONTINUING WAIVER. The waiver by either party of any breach of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach.

      10. LIABILITY OF MCGUGGAN AND MR. WALSH. Neither McGuggan nor any of its employees, agents, directors, members or officers nor Mr. Walsh shall be liable for any damages or expenses arising from the provision of Management Consulting Services hereunder unless it or any of them acts in bad faith.

      11. LIABILITY UPON DEFAULT. (a) In the event of a default by McGuggan or Mr. Walsh in the performance of any of its or his obligations hereunder, the Company's remedy shall be limited to the recovery of the fees actually paid to McGuggan and Mr. Walsh pursuant to Section 3.

            (b) In the event of a default by the Company in the payment to McGuggan and Mr. Walsh of its fees and expenses pursuant to Sections 3 and 4, the sole and exclusive recourse and remedy of McGuggan and Mr. Walsh shall be against the Company and its assets and under no circumstances shall any officer, director, employee, representative, shareholder, agent or other affiliate of the Company be liable in law or at equity for any obligation of the Company hereunder, and McGuggan's and Mr. Walsh's remedy shall be limited to collection of the fees and expenses payable to McGuggan and Mr. Walsh pursuant to Sections 3 and 4.

      12. TERMINATION. This Agreement may be terminated at any time upon mutual consent of the parties.


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      13.   NOTICE. Any notice or other communication from either party to the other which may be specified in, or otherwise deemed necessary incident to, this Agreement shall, in the absence of hand delivery with return receipt requested, be deemed duly given when mailed if the same shall be sent to the address of a party set out on the first page hereof (or any new address, notice of which is provided in accordance with this Section) by registered or certified mail, return receipt requested, and three business days after the mailing date shall be deemed the date from which any time period pertaining to a date of notice shall run.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    DISCOVERY TOYS, INC.


                                    By:
                                       --------------------------------------
                                    Name:
                                    Title:


                                    MCGUGGAN L.L.C.


                                    By:
                                       --------------------------------------
                                    Name:  William S. Walsh
                                    Title: Chairman



                                    -----------------------------------------
                                    WILLIAM S. WALSH



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